May 31, 1996, Thomasville, AL--United Security Bancshares, Inc. has completed its acquisition of Brent Banking Company of Brent, Alabama. Jack M. Wainwright, III, President and Chief Executive Officer of United Security Bancshares, Inc. and its banking subsidiary United Security Bank, said, "We are delighted to have completed this transaction with Brent Banking Company. This acquisition gives us a presence in Bibb County, which expands our market area. We look forward to working with the customers and staff of Brent." Mr. Wainwright said that as a part of the transaction Brent Banking Company has been merged into United Security Bank and the main office of Brent is now an office of United Security Bank.

     United Security Bancshares, Inc. is a bank holding company with its principal offices in Thomasville, Alabama, which operates one commercial banking subsidiary, United Security Bank. In addition to Brent, United Security Bank has eight other banking offices located in Thomasville, Coffeeville, Fulton, Gilbertown, Grove Hill, Butler and Jackson, Alabama, and its market area includes portions of Clarke, Choctaw, Marengo, Sumter Washington, and Wilcox Counties in Alabama, as well as Clarke, Lauderdale, and Wayne Counties in Mississippi. With the addition of Brent, United Security Bancshares, Inc. now has total assets in excess of $225 million.